Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS

DALLAS--(BUSINESS WIRE)—February 27, 2023-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the fourth quarter of 2022. For the quarter, the Company generated a net loss of $114 million, or $0.24 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net income(1) of $111 million, or $0.23 per diluted share for the fourth quarter of 2022.

FOURTH QUARTER 2022 HIGHLIGHTS

•Net Production(2): ~58,700 barrels of oil equivalent per day (boepd), with sales of ~67,800 boepd resulting in an overlift position at the end of the quarter. Full year net production of ~63,600 boepd, representing 17% growth over 2021

•Revenues: $510 million, or $81.70 per boe (excluding the impact of derivative cash settlements)

•Production expense: $126 million, or $20.15 per boe

•Capital expenditures: $228 million

•Generated free cash flow(1) of approximately $23 million (~$343 million for the full year)

•Continued debt repayment with net leverage falling to <1.5x (>$400 million repaid in 2022)

•Phase One of the Greater Tortue Ahmeyim LNG project around 90% complete at year end

•Full payback of the Ghana assets acquired from Occidental Petroleum achieved in ~14 months

•Ended the quarter with 2P reserves of approximately 550mmboe, representing over 20 years of reserve life

Commenting on the Company’s 2022 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “During 2022, Kosmos continued to make strong operational and financial progress in support of our differentiated strategy. We advanced our three major development projects and further strengthened the balance sheet.

“Kosmos expects to reach an important inflection point in the second half of 2023 with production forecast to grow as major development projects start to come online and capital expenditures expected to fall. With higher production and lower capital, free cash flow is expected to rise into 2024 providing multiple pathways for the company to deliver value for our shareholders.

“Kosmos offers investors access to a high quality reserve base, with unique exposure to world-scale LNG projects, alongside a portfolio of low cost, lower carbon oil ILX opportunities. These opportunities underpin sustainable and value-accretive growth. We look forward to further delivering on the strategy, creating value for our shareholders and bringing affordable, secure, and cleaner energy to the world.”

FINANCIAL UPDATE

Kosmos exited the fourth quarter of 2022 with approximately $2.1 billion of net debt(1) and available liquidity of greater than $1.0 billion, the highest level in five years. The Company generated $23 million of free cash flow in the fourth quarter, and approximately $343 million for the full year. Net debt(1) continued to decrease during the fourth quarter, with net leverage of <1.5x at year-end.

During the fourth quarter of 2022, Kosmos received formal notice from Shell that an appraisal plan for an eligible exploration well had been approved. Under the terms of the 2020 farm-out agreement with Shell, Kosmos received $50 million in December 2022 on submission of the appraisal plan following exploration success.

Net capital expenditure for the fourth quarter of 2022 was approximately $228 million, slightly higher than guidance reflecting the timing of accruals related to the Greater Tortue Ahmeyim project.

In December 2022, Kosmos achieved full payback of the Ghana assets acquired from Occidental Petroleum, approximately 14 months after closing the transaction in October 2021. As part of the transaction, Kosmos acquired an incremental ~14% of the Jubilee field and an incremental ~3% of the TEN fields in Ghana.

At year-end 2022, we booked an impairment of ~$450 million against the TEN fields in Ghana. While 2P reserves were only reduced by approximately 3.5%, a more conservative future activity set is currently expected for the fields, prioritizing de-risked well locations within the TEN area. Therefore, the impairment was largely impacted by the expected pace of potential future development activity, which has been deferred given the near-term focus on maximizing rate from the Jubilee field, as well as reserve mix between oil and gas.

OPERATIONAL UPDATE

Production

Total net production(2) in the fourth quarter of 2022 averaged approximately 58,700 boepd, in line with company guidance. Total net production(2) for the full year 2022 averaged approximately 63,600 boepd, also in line with company guidance, representing a 17% increase over full year 2021. The Company exited the quarter in a slight net overlift position.

Ghana

Production in Ghana averaged approximately 34,300 barrels of oil per day (bopd) net in the fourth quarter of 2022. Kosmos lifted four cargos from Ghana during the quarter, in line with guidance.

At Jubilee, production averaged approximately 80,800 bopd gross during the quarter. At TEN, production averaged approximately 23,800 bopd gross for the fourth quarter.
Following the handover of the operations and maintenance ("O&M") of the Jubilee FPSO, results to date have been positive with uptime maintained at high levels. Jubilee FPSO O&M costs were ~30% lower in the second half of the year compared to the first, with further cost savings identified for 2023, helping to offset the impact of inflation.

At the Jubilee Southeast development, two of the three wells were drilled during the fourth quarter 2022 and the third was drilled in early January 2023. The results of all three wells came in above expectations with additional reservoirs penetrated, and the primary horizons indicating connectivity to the main Jubilee field, which should support higher recovery from the field in the future.

The project remains on time and on budget, with initial production expected in mid-2023. The partnership expects the new wells to increase gross production in the field to approximately 100,000 bopd.

At TEN, a water injection well (En16) was brought online in December 2022 and is expected to provide pressure support for production from Enyenra in 2023. No new wells are planned at TEN in 2023 and the partnership is working to high-grade the future activity set to maximize value from the assets.

In 2022, the partnership exported approximately 109 million standard cubic feet per day (gross) on average from the Jubilee & TEN fields, fulfilling the remaining committed volumes to be provided to the Government of Ghana in connection with the approval of the Jubilee Phase 1 plan of development. From 2018 through 2022, approximately 19 Bcf of the first 200 Bcf of natural gas was substituted from the TEN fields in order to maintain consistent gas volumes for Ghana domestic power purposes. In December 2022, an interim gas sales agreement for 19 Bcf (gross) was executed with the Government of Ghana, which allowed for gas to be sold at $0.50 per mmbtu, in line with the agreed TEN gas sales agreement terms. The 19 Bcf is expected to be exported by the middle of

2023. The partnership is currently in discussions with the Government of Ghana regarding a future long-term gas sales agreement covering both the Jubilee and TEN fields.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 15,700 boepd net (~82% oil) during the fourth quarter, in line with guidance.

Fourth quarter production was impacted by planned and unplanned facilities shutdowns as well as loop currents in the Gulf of Mexico, all of which were communicated alongside the Company's third quarter results in November.

Production from the Kodiak ST3 well continues to be impacted by well productivity issues in 2023. A workover plan for the well has been progressed with our partners and the work is expected to take place in the second half of the year with the production benefit expected in the fourth quarter.

The Odd Job subsea pump project intended to sustain long-term production from the field remains on budget and is on track to be in service by mid-year 2024.

The Winterfell development project continues to progress. Drilling of the wells for the first phase of the development is expected to start in the third quarter of 2023, with first oil expected at the end of the first quarter of 2024. Host facility and export agreements are expected to be signed by the second quarter of 2023.

In the second half of 2023, Kosmos plans to drill the Tiberius infrastructure-led exploration (ILX) well, which is located in block 964 of Keathley Canyon (33% working interest and operator) in the prolific outboard Wilcox play. Tiberius is a four-way structural trap targeting a pre-drill gross resource of ~135 million barrels of oil. Similar structures in the outer Wilcox play have historically experienced an average success rate of around 50%.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 27,700 bopd gross and 8,700 bopd net in the fourth quarter of 2022. Kosmos lifted 1 cargo from Equatorial Guinea during the quarter as expected.

Activity in 2023 is focused on an infill well campaign, with drilling expected to commence in the second half of the year. The first well is expected to be online by the end of the fourth quarter with subsequent wells online early in 2024.

In 2023, Kosmos and partners are planning to progress the Akeng Deep ILX opportunity (40% working interest) to test in early 2024. This high-graded opportunity is targeting a pre-drill gross resource of ~180 million barrels of oil in the deeper Albian trend and would be tied back to the Ceiba FPSO in a success case. In the first quarter of 2023, Kosmos was awarded a 24% working interest in Block EG-01, which contains an extension of the Albian trend.

Mauritania & Senegal

Phase 1 of the Greater Tortue Ahmeyim liquified natural gas (LNG) project continues to make good progress, and was around 90% complete at year-end, with the following updates across the key work streams:

•Hub Terminal: Construction complete with commissioning underway
•Wells: Four wells drilled and completed. Flow back of the wells has demonstrated significantly higher rates than required for liquefaction
•Subsea: The subsea shallow water gas export pipeline from the FPSO to the hub terminal has been installed and the deep lay pipeline vessel has arrived to install the deepwater pipeline
•FPSO: Currently in Singapore for the scheduled installation of fair leads, following sailaway from the COSCO shipyard in January 2023. The vessel is then expected to resume its voyage to West Africa arriving in the second quarter of 2023
•FLNG: On track for sailaway in the second quarter of 2023. Construction and mechanical completion activities continue and commissioning work has begun
•Hookup activities are expected to begin in the second half of the year with first gas targeted for the fourth quarter of 2023

On Phase 2 of the Greater Tortue Ahmeyim LNG project, the partners (SMH, Petrosen, bp and Kosmos) have confirmed the development concept and will progress a gravity-based structure (GBS) with total capacity of between 2.5-3.0 million tonnes per annum. GBS LNG developments have a static connection to the seabed with the structure base providing LNG storage and a foundation for liquefaction facilities.

The concept design will also include new wells and subsea equipment, maximizing the use of existing Phase 1 infrastructure.

In July 2021, the Greater Tortue Ahmeyim project was granted the status of ‘National Project of Strategic Importance’ by the Presidents of Mauritania and Senegal, demonstrating the commitment of the host governments and the significance of the project to both countries.

Reserves

At year-end 2022, Kosmos had 1P reserves of approximately 280 million barrels of oil equivalent, representing a 1P reserves to production ratio of around 12 years. 2P reserves as of year-end 2022 are approximately 550 million barrels, representing a 2P reserves-to-production ratio of over 20 years. 2P organic reserves replacement ratio was ~107%, adjusted for pre-emption in Ghana. Kosmos’ year-end reserves have been independently evaluated by Ryder Scott.

2022 Capital Expenditure Budget

Kosmos expects to spend $700-$750 million in capital expenditures in 2023. Around $250-$300 million of the budget is related to maintenance activities across the producing assets in Ghana, Equatorial Guinea and the U.S. Gulf of Mexico with around $350-$400 million related to our three development projects (Jubilee Southeast, Tortue Phase 1 and Winterfell). Between $50-$100 million will be used on our ILX activities in the U.S. Gulf of Mexico and Equatorial Guinea as well as the appraisal of our greater gas resources in Mauritania & Senegal.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the U.S. Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss fourth quarter 2022 financial and operating results today, February 27, 2023, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as the sum of notes outstanding issued at par and borrowings on the RBL Facility, Corporate revolver, and GoM Term Loan less cash and cash equivalents and restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

###

Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues and other income:
Oil and gas revenue	$509,916	$572,558	$2,245,355	$1,332,013
Gain on sale of assets	50,000	—	50,471	1,564
Other income, net	3,806	52	3,949	262
Total revenues and other income	563,722	572,610	2,299,775	1,333,839

Costs and expenses:
Oil and gas production	125,792	134,135	403,056	346,006
Facilities insurance modifications, net	(1,003)	(5,081)	6,243	(1,586)
Exploration expenses	15,574	23,930	134,230	65,382
General and administrative	26,432	24,901	100,856	91,529
Depletion, depreciation and amortization	111,295	174,605	498,256	467,221
Impairment of long-lived assets	449,969	—	449,969	—
Interest and other financing costs, net	25,943	37,644	118,260	128,371
Derivatives, net	17,358	17,579	260,892	270,185
Other expenses, net	(7,734)	9,108	(9,054)	10,111
Total costs and expenses	763,626	416,821	1,962,708	1,377,219

Income (loss) before income taxes	(199,904)	155,789	337,067	(43,380)
Income tax expense (benefit)	(85,628)	57,073	110,516	34,456
Net income (loss)	$(114,276)	$98,716	$226,551	$(77,836)

Net income (loss) per share:
Basic	$(0.25)	$0.22	$0.50	$(0.19)
Diluted	$(0.24)	$0.22	$0.48	$(0.19)

Weighted average number of shares used to compute net income (loss) per share:
Basic	455,892	443,451	455,346	416,943
Diluted	477,241	456,557	474,857	416,943

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$183,405	$131,620
Receivables, net	119,735	177,526
Other current assets	165,581	232,806
Total current assets	468,721	541,952

Property and equipment, net	3,842,647	4,183,987
Other non-current assets	268,620	214,712
Total assets	$4,579,988	$4,940,651

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$212,275	$184,403
Accrued liabilities	325,206	250,670
Current maturities of long-term debt	30,000	30,000
Other current liabilities	6,773	65,879
Total current liabilities	574,254	530,952

Long-term liabilities:
Long-term debt, net	2,195,911	2,590,495
Deferred tax liabilities	468,445	711,038
Other non-current liabilities	553,530	578,929
Total long-term liabilities	3,217,886	3,880,462

Total stockholders’ equity	787,848	529,237
Total liabilities and stockholders’ equity	$4,579,988	$4,940,651

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating activities:
Net income (loss)	$(114,276)	$98,716	$226,551	$(77,836)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	113,858	177,397	508,657	477,801
Deferred income taxes	(160,042)	(808)	(197,487)	(69,174)
Unsuccessful well costs and leasehold impairments	3,855	2,047	86,941	18,819
Impairment of long-lived assets	449,969	—	449,969	—
Change in fair value of derivatives	18,353	18,416	275,465	277,705
Cash settlements on derivatives, net(1)	(40,140)	(81,512)	(344,468)	(231,767)
Equity-based compensation	8,650	7,640	34,546	31,651
Gain on sale of assets	(50,000)	—	(50,471)	(1,564)
Loss on extinguishment of debt	—	4,402	192	19,625
Other	(4,159)	(775)	(10,099)	(3,538)
Changes in assets and liabilities:
Net changes in working capital	41,172	4,980	150,680	(67,378)
Net cash provided by operating activities	267,240	230,503	1,130,476	374,344

Investing activities
Oil and gas assets	(243,948)	(94,781)	(787,297)	(472,631)
Acquisition of oil and gas properties	(873)	(465,367)	(22,078)	(465,367)
Proceeds on sale of assets	50,000	1,027	168,703	6,354
Notes receivable from partners	(34,995)	(21)	(63,183)	(41,733)
Net cash used in investing activities	(229,816)	(559,142)	(703,855)	(973,377)

Financing activities:
Borrowings under long-term debt	—	475,000	—	725,000
Payments on long-term debt	(82,500)	(650,000)	(405,000)	(1,050,000)
Net proceeds from issuance of senior notes	—	395,000	—	839,375
Tax withholdings on restricted stock units	—	—	(2,753)	(1,100)
Net proceeds from issuance of common stock	—	136,006	—	136,006
Dividends	—	—	(655)	(512)
Deferred financing costs	—	(7,313)	(6,288)	(24,604)
Net cash provided by (used in) financing activities	(82,500)	348,693	(414,696)	624,165

Net increase (decrease) in cash, cash equivalents and restricted cash	(45,076)	20,054	11,925	25,132
Cash, cash equivalents and restricted cash at beginning of period	231,897	154,842	174,896	149,764
Cash, cash equivalents and restricted cash at end of period	$186,821	$174,896	$186,821	$174,896

(1)Cash settlements on commodity hedges were $(38.0) million and $(81.5) million for the three months ended December 31, 2022 and 2021, respectively, and $(327.9) million and $(224.4) million for the years ended December 31, 2022 and 2021, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Years ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income (loss)	$(114,276)	$98,716	$226,551	$(77,836)
Exploration expenses	15,574	23,930	134,230	65,382
Facilities insurance modifications, net	(1,003)	(5,081)	6,243	(1,586)
Depletion, depreciation and amortization	111,295	174,605	498,256	467,221
Impairment of long-lived assets	449,969	—	449,969	—
Equity-based compensation	8,650	7,640	34,546	31,651
Derivatives, net	17,358	17,579	260,892	270,185
Cash settlements on commodity derivatives	(37,975)	(81,529)	(327,872)	(224,421)
Restructuring and other	2,057	2,811	1,517	3,823
Other, net	(9,792)	6,297	(10,572)	6,288
Gain on sale of assets	(50,000)	—	(50,471)	(1,564)
Interest and other financing costs, net	25,943	37,644	118,260	128,371
Income tax expense (benefit)	(85,628)	57,073	110,516	34,456
EBITDAX	$332,172	$339,685	$1,452,065	$701,970
Sold Ghana & acquired Kodiak interests EBITDAX Adj(1)	—		(15,723)
Pro Forma EBITDAX	$332,172		$1,436,342

(1)Adjustment to present Pro Forma EBITDAX for the impact of the revenues less direct operating expenses from the sold Ghana interest associated with the Ghana pre-emption and the acquired Kodiak interest, for the respective period. The results are presented on the accrual basis of accounting, however as the acquired properties were not accounted for or operated as a separate segment, division, or entity, complete financial statements under U.S. generally accepted accounting principles are not available or practicable to produce. The results are not intended to be a complete presentation of the results of operations of the acquired properties and may not be representative of future operations as they do not include general and administrative expenses; interest expense; depreciation, depletion, and amortization; provision for income taxes; and certain other revenues and expenses not directly associated with revenues from the sale of crude oil and natural gas.

The following table presents our net debt as of December 31, 2022 and 2021:

	Years Ended
	December 31,
	2022	2021
Total long-term debt	$2,270,000	$2,675,000
Cash and cash equivalents	183,405	131,620
Total restricted cash	3,416	43,276
Net debt	$2,083,179	$2,500,104

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income (loss)	$(114,276)	$98,716	$226,551	$(77,836)

Derivatives, net	17,358	17,579	260,892	270,185
Cash settlements on commodity derivatives	(37,975)	(81,529)	(327,872)	(224,421)
Gain on sale of assets	(50,000)	—	(50,471)	(1,564)
Facilities insurance modifications, net	(1,003)	(5,081)	6,243	(1,586)
Impairment of long-lived assets	449,969	—	449,969	—
Restructuring and other	2,057	2,811	1,517	3,823
Other, net	(9,614)	6,310	(10,236)	6,102
Impairment of suspended well costs	(2)	—	63,892	—
Loss on extinguishment of debt	—	4,402	192	19,625
Total selected items before tax	370,790	(55,508)	394,126	72,164

Income tax (expense) benefit on adjustments(1)	(146,094)	17,716	(133,171)	(19,829)
Impact of valuation adjustments and U.S. tax law changes	408	556	(12,336)	556
Adjusted net income (loss)	$110,828	61,480	475,170	(24,945)

Net income (loss) per diluted share	$(0.24)	$0.22	$0.48	$(0.19)

Derivatives, net	0.04	0.04	0.55	0.65
Cash settlements on commodity derivatives	(0.08)	(0.18)	(0.69)	(0.54)
Gain on sale of assets	(0.10)	—	(0.11)	—
Facilities insurance modifications, net	—	(0.01)	0.01	—
Impairment of long-lived assets	0.94	—	0.95	—
Restructuring and other	—	0.01	—	0.01
Other, net	(0.02)	0.01	(0.01)	0.01
Impairment of suspended well costs	—	—	0.13	—
Gain on exit of Essaouira	—	—	—	—
Loss on extinguishment of debt	—	0.01	—	0.05
Loss on equity method investments, net	—	—	—	—
Total selected items before tax	0.78	(0.12)	0.83	0.18

Income tax (expense) benefit on adjustments(1)	(0.31)	0.03	(0.28)	(0.05)
Impact of valuation adjustments and U.S. tax law changes	—	—	(0.03)	—
Adjusted net income (loss) per diluted share	$0.23	$0.13	$1.00	$(0.06)

Weighted average number of diluted shares	477,241	456,557	474,857	416,943

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Reconciliation of free cash flow:
Net cash provided by operating activities	$267,240	$230,503	$1,130,476	$374,344
Net cash used for oil and gas assets - base business	(74,483)	(79,680)	(318,382)	(267,072)
Base business free cash flow	192,757	150,823	812,094	107,272
Net cash used for oil and gas assets - Mauritania/Senegal	(169,465)	(15,101)	(468,915)	(205,559)
Free cash flow(1)	$23,292	$135,722	$343,179	$(98,287)

(1)Commencing in the fourth quarter of 2021, the Company refined its definition of free cash flow to exclude non-recurring activity such as acquisitions, divestitures and NOC financing that may affect the comparability of results in order to better reflect cash flow of the underlying business, consistent with general industry practice.

Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net Volume Sold
Oil (MMBbl)	5.985	7.176	22.012	18.525
Gas (MMcf)	0.961	1.280	4.076	4.904
NGL (MMBbl)	0.096	0.142	0.426	0.508
Total (MMBoe)	6.241	7.531	23.117	19.850
Total (Boepd)	67.839	81.862	63.335	54.384

Revenue
Oil sales	$502,032	$561,196	$2,201,199	$1,298,577
Gas sales	5,702	6,171	29,504	18,898
NGL sales	2,182	5,191	14,652	14,538
Total oil and gas revenue	509,916	572,558	2,245,355	1,332,013
Cash settlements on commodity derivatives	(37,975)	(81,529)	(327,872)	(224,421)
Realized revenue	$471,941	$491,029	$1,917,483	$1,107,592

Oil and Gas Production Costs	$125,792	$134,135	$403,056	$346,006

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$83.88	$78.20	$100.00	$70.10
Average gas sales price per Mcf	5.93	4.82	7.24	3.85
Average NGL sales price per Bbl	22.73	36.56	34.39	28.62
Average total sales price per Boe	81.70	76.02	97.13	67.10
Cash settlements on commodity derivatives per oil Bbl(1)	(6.35)	(11.36)	(14.90)	(12.11)
Realized revenue per Boe	75.62	65.20	82.95	55.80

Oil and gas production costs per Boe	$20.15	$17.81	$17.44	$17.44

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was overlifted by approximately (10.2) thousand barrels as of December 31, 2022.

Hedging Summary
As of December 31, 2022(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2023:
Three-way collars	Dated Brent	6,000	$71.67	$49.17	$107.58
Two-way collars	Dated Brent	4,000	72.50	—	117.50
2024:
Three-way collars	Dated Brent	1,000	70.00	45.00	100.00

(1)Please see the Company’s filed 10-K for full disclosure on hedging material. Includes hedging position as of December 31, 2022 and hedges put in place through the end of February 2023
(2)“Floor” represents floor price for collars and strike price for purchased puts.

2023 Guidance

	1Q 2023	FY 2023 Guidance

Production(1,2)	58,000 - 61,000 boe per day	65,000 - 69,000 boe per day

Opex(3)	$14.50 - $16.50 per boe	$13.50 - $15.50 per boe

DD&A	$19.00 - $21.00 per boe

G&A(~60% cash)	$28 - $30 million	~$110 - $120 million

Exploration Expense(4)	$5 - $10 million	$20 - $30 million

Net Interest	~$40 million / quarter

Tax	$9.00 - $11.00 per boe	$10.00 - $12.00 per boe

Capital Expenditure(5)	$200 - $225 million	$700 - $750 million

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)1Q 2023 cargo forecast – Ghana: 3 cargos / Equatorial Guinea 1 cargo. FY 2023 Ghana: 15 cargos / Equatorial Guinea 3.5 cargos. Average cargo sizes 950,000 barrels of oil.
(2)U.S. Gulf of Mexico Production: 1Q 2023 forecast 15,500-16,500 boe per day. FY2023: 14,000-15,000 boe per day. Oil/Gas/NGL split for 2022: ~81%/~11%/~8%.
(3)Mauritania & Senegal cash Opex of $30 million in 2023 (fully allocated to lifting in 2024)
(4)Excludes leasehold impairments and dry hole costs
(5)Excludes acquisitions/sales of oil & gas assets

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com